UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): March 31, 2008
Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
(Address of principal
executive offices
and zip code)
(281) 719-3400
(Registrant’s telephone
number, including area
code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 31, 2008, the Compensation and Option Committee of the Board of Directors of Repros Therapeutics Inc. (the “Committee”) approved a base salary increase effective retroactive to January 1, 2008, of 20% for Joseph S. Podolski, the Company’s President and Chief Executive Officer and Louis Ploth, Jr., the Company’s Vice President, Business Development and Chief Financial Officer. Mr. Podolski will now receive an annual salary of approximately $424,684 and Mr. Ploth will receive an annual salary of approximately $268,966.
     The Committee approved the following amounts as the cash bonuses for fiscal 2007 to be paid to the following executive officers of the Company:

Joseph S. Podolski, President and Chief Executive Officer	$18,579

Louis Ploth, Jr., Vice President, Business Development and Chief Financial Officer	$44,827
     In addition, the Committee has modified the method by which it evaluates the possible cash bonuses and grant awards available to Messrs. Podolski and Ploth pursuant to their employment contracts. The Committee meets with Messrs. Podolski and Ploth to establish suitable incentive milestones for each of them according to the Company’s needs and their particular job responsibilities. In previous years, the Committee would then establish applicable value weights or percentages for each particular milestone, which would be used for purposes of earning their bonus. For calendar year 2008, the Committee will no longer assign specific value weights for each milestone and may permit the milestone target to change mid-year. The Committee will determine bonus payout based in part on the specific milestone objectives and in part on each executive’s performance of management duties and leadership efforts. The Committee will review their goals and objectives periodically during 2008 as needed to adjust and align incentives with changes to corporate goals and strategies should such be necessary.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.
Date: April 4, 2008.	By:	/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Vice President, Business Development and Chief Financial Officer